Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this registration statement on Form S-8 pertaining to the Cree, Inc. 2005 Employee Stock Purchase Plan of our report dated August 9, 2016, with respect to the consolidated statements of financial position of Lextar Electronics Corporation and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of comprehensive income, changes in equity and cash flows for the years then ended, which report appears in the June 25, 2017 annual report on Form 10-K of Cree, Inc.

/s/ KPMG

Taipei, Taiwan (the Republic of China)
October 27, 2017